Exhibit 99.1

Bank One Issuance Trust
Excess Spread Analysis

		Oct-02	Sep-02	Aug-02
Yield		16.78%	16.54%	16.18%
Less:	Coupon	3.01%	3.13%	3.03%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.72%	5.65%	5.40%
Excess Spread		6.55%	6.26%	6.25%

Three Month Average Excess Spread		6.35%	6.08%	6.11%

Delinquency:
	30 to 59 days	1.49%	1.52%	1.41%
	60 to 89 days	1.00%	0.97%	0.91%
	90 + days	1.83%	1.79%	1.74%
	Total	4.32%	4.28%	4.06%

Payment Rate		14.32%	13.48%	13.87%